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                                                                Exhibit 99.h(1)

                                     FORM OF
                                    AGREEMENT
                      TO WAIVE FEES AND REIMBURSE EXPENSES

     THIS AGREEMENT is made this xx day of May 2005, between Ariel Capital Management, LLC, a Delaware limited liability company (the "Adviser/Manager"), and Ariel Investment Trust, a Massachusetts business trust (the "Trust").

                                    RECITALS:

     WHEREAS, the Trust is a registered open-end management investment company with multiple authorized series;

     WHEREAS, the Adviser/Manager serves as the investment adviser for the Trust; and

     WHEREAS, both the Adviser/Manager and the Trust agree it is important that the actual expenses of Ariel Focus Fund (the "Fund") not exceed a specified percentage (1.25%) of the net assets on an annual basis.

     NOW, THEREFORE, the parties hereby agree as follows:

1. Expense Caps. Adviser/Manager agrees to waive fees and reimburse the expenses of Ariel Focus Fund to the extent it is necessary to ensure that the actual expense incurred by the Fund, after recognizing the benefits of custody or other credits, fee waivers, and expense reimbursements, not exceed 1.25% of net assets on an annual basis.

2. Duration of Agreement. This Agreement shall be effective for an initial period beginning on the date above stated and ending on September 30, 200[6]. This Agreement shall automatically renew for additional one-year periods if not terminated, in writing, by either party before September 30th of each year.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.

                                    ARIEL CAPITAL MANAGEMENT, LLC


                                    By:
                                        ------------------------------------
                                    Name:
                                    Its:

                                    ARIEL INVESTMENT TRUST


                                    By:
                                        ------------------------------------
                                    Name:
                                    Its: